Exhibit 99.1
News Release

BOARDWALK PIPELINE PARTNERS ANNOUNCES $575 MILLION
PIPELINE EXPANSION

OWENSBORO, KY, Mar. 1, 2006 — Boardwalk Pipeline Partners, LP (NYSE: BWP) announced today that its subsidiary, Gulf South Pipeline Company, LP, has signed long-term binding precedent agreements with customers for capacity on its East Texas and Mississippi expansion projects. These contracts provide firm commitments for the 1.0 Bcf per day pipeline. Total cost for the 1.0 Bcf expansion is expected to be approximately $575 million, and the new capacity is expected to be in-service during the second half of 2007.  Boardwalk expects that the projects will contribute approximately $70 million of annual incremental EBITDA. The pipeline capacity may be further expanded depending on the results of ongoing customer discussions.

The East Texas Expansion capacity will extend from Carthage in East Texas to the Perryville area in Richland Parish, Louisiana. Natural gas originating primarily from the prolific Barnett Shale and Bossier Sands producing regions of East Texas will be transported to interstate pipelines serving markets in the Midwest and Northeast, including Texas Gas (a Boardwalk subsidiary), MRT, Tennessee, ANR, Columbia Gulf and Southern Natural.

The Mississippi Expansion will continue eastward from the Perryville area to the Jackson, Mississippi area and will provide additional supplies to customers in the Northeast and Southeast, through interconnects with Texas Eastern, Transco, Southern Natural and Florida Gas, and to the Baton Rouge - New Orleans industrial complex.

“The response Gulf South received in the market demonstrates the strong support for these projects,” said Rolf Gafvert, Co-President of Boardwalk. “We will continue to work with customers to expand these projects and to extend these expansions to serve Southeast markets such as Florida. Access to prolific supply regions further reinforces the strong presence of Boardwalk Pipeline Partners.”

These projects are subject to Federal Energy Regulatory Commission (FERC) approvals. Gulf South will submit two separate applications for authority to construct the expansion projects with the FERC. In February 2006, FERC granted Gulf South’s request to initiate the pre-filing process for the East Texas Expansion.

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Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,470 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 143 Bcf.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws relating to expectations, plans or prospects for Boardwalk and its subsidiaries, including those relating to whether or not Gulf South will successfully complete the East Texas or Mississippi expansion projects, the capacity, cost and timing of any completed projects and the future financial performance of those assets. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the company's control and the risk factors and other cautionary statements discussed in Boardwalk’s and Texas Gas' filings with the U.S. Securities and Exchange Commission.

EBITDA is used as a supplemental financial measure by Boardwalk's management and by external users of Boardwalk's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess our operating and financial performance, ability to generate cash and return on invested capital, as compared to those of other companies in the natural gas transportation, gathering and storage business. EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA is not necessarily comparable to a similarly titled measure of another company.

Contact:
Tonya Mann-Howard
Investor Relations
(270) 686-3620